Exhibit 1

THE PMI GROUP, INC. SAVINGS AND PROFIT-SHARING PLAN

FINANCIAL STATEMENTS (MODIFIED CASH BASIS)
AND SUPPLEMENTAL SCHEDULES
December 31, 2001 and 2000 and year ended December 31, 2001

REPORT OF INDEPENDENT AUDITORS

The Participants of The PMI Group, Inc. Savings and Profit-Sharing Plan
and Board of Directors of The PMI Group, Inc.

We have audited the accompanying statements of net assets available for benefits (modified cash basis) of The PMI Group, Inc. Savings and Profit-Sharing Plan as of December 31, 2001 and 2000, and the related statement of changes in net assets available for benefits (modified cash basis) for the year ended December 31, 2001. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2, the financial statements and supplemental schedule were prepared on a modified cash basis of accounting, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States.

In our opinion, the financial statements referred to above present fairly, in all material respects, information regarding the Plan’s net assets available for benefits (modified cash basis) as of December 31, 2001 and 2000, and changes therein (modified cash basis) for the year ended December 31, 2001, on the basis of accounting described in Note 2.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule (modified cash basis) of assets held for investment purposes at end of year as of December 31, 2001, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule (modified cash basis) has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/S/ ERNST & YOUNG LLP
Los Angeles, California
May 16, 2002

THE PMI GROUP, INC. SAVINGS AND PROFIT-SHARING PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
(MODIFIED CASH BASIS)

	December 31
	2001	2000
ASSETS
Investments at fair value:
Merrill Lynch Retirement Reserves	$2,802,498	$2,009,970
Barclays International Equity Fund	966,661	1,204,867
Barclays S&P Midcap Stock Fund	7,052,748	6,301,866
Barclays S&P 500 Stock Fund	11,678,669	12,243,355
Barclays Lifepath Income Fund	2,002,042	1,927,787
Barclays Lifepath 2010 Fund	3,453,674	3,509,698
Barclays Lifepath 2020 Fund	1,676,809	1,645,176
Barclays Lifepath 2030 Fund	1,647,452	1,661,597
Barclays Lifepath 2040 Fund	1,068,442	1,147,921
Dreyfus Founders Growth Fund	—	1,570,318
Templeton Foreign Fund	699,891	617,293
PIMCO Total Return Class A Fund	2,202,665	1,522,964
Pilgrim Emerging Countries Fund	109,444	116,593
Merrill Lynch Growth Fund Class D	2,023,489	828,483
Van Kampen American Value Fund	316,617	214,091
Van Kampen Aggressive Growth Fund Class A	1,008,742	1,558,548
Davis New York Venture Fund Class A	675,723	424,449
PMI Stock Fund	13,152,551	11,056,278
Participant loans	1,032,018	1,074,506
Cash account	9,519	23,859

Net assets available for benefits	$53,579,654	$50,659,619

See accompanying notes.

THE PMI GROUP, INC. SAVINGS AND PROFIT-SHARING PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
(MODIFIED CASH BASIS)
Year ended December 31, 2001

Additions
Additions to net assets attributable to:
Investment income (loss):
Net depreciation in fair value of investments	$(3,344,810)
Interest and dividends	358,275

Total investment loss	(2,986,535)
Contributions:
Participants	4,827,330
Employer	2,688,683
Rollovers	288,083

Total contributions	7,804,096

Total additions	4,817,561
Deductions
Benefits paid directly to participants	1,897,526

Net increase	2,920,035
Net assets available for benefits:
Beginning of year	50,659,619

End of year	$53,579,654

See accompanying notes.

PMI GROUP, INC. SAVINGS AND PROFIT-SHARING PLAN

NOTES TO FINANCIAL STATEMENTS (MODIFIED CASH BASIS)
December 31, 2001

1.    Description of the Plan

The following description of The PMI Group, Inc. Savings and Profit-Sharing Plan (the Plan) is provided for general information only. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

General

The Plan was established on April 1, 1995. The Plan is a defined contribution plan covering all full-time and regular part-time employees of The PMI Group, Inc. (the Company). The Plan is available to employees immediately after employment. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Plan is administered by the Company. The trustee of the Plan is Merrill Lynch Trust Company.

Contributions

The participants may contribute up to 17% of their annual compensation, as defined, not to exceed the ERISA limit of $10,500 for 2001 and 2000. The Company’s cash contributions total 25% of each eligible participant’s pre-tax contributions for the period, not to exceed 6% of each participant’s eligible pay, with an additional discretionary stock contribution up to 75%, not to exceed 6% of each eligible participant’s annual compensation.

Contributions are invested, at the option of the participant, in any of the following investment funds:

Merrill Lynch Retirement Reserves—Amounts within this account are invested in a portfolio of medium to high quality fixed-income securities with short-to-intermediate-term maturities (three to five years).

Barclays International Equity Fund—Amounts within this fund are invested in the stocks of established companies based in Europe, Australia and the Far East.

Barclays S&P Midcap Stock Fund—Amounts within this fund are invested in mid-sized companies which are expected to grow faster than larger, more established companies.

PMI GROUP, INC. SAVINGS AND PROFIT-SHARING PLAN

NOTES TO FINANCIAL STATEMENTS (MODIFIED CASH BASIS)—(Continued)

Barclays S&P 500 Stock Fund—Amounts within this fund are invested in companies to match the performance of the S&P 500.

Barclays Lifepath Funds—Amounts within these funds are invested in stocks, bonds and money market instruments.

Dreyfus Founders Growth Fund—Amounts within this fund are invested in well-established, high quality growth stock funds, with some assets in foreign securities.

Templeton Foreign Fund—Amounts within this fund are invested in the stocks of established companies based mainly in Europe.

PIMCO Total Return Class A Fund—Amounts within this fund are invested in high quality money market and short-term securities.

Pilgrim Emerging Countries Fund—Amounts within this fund are invested in equity securities of issuers located in countries with emerging securities markets.

Merrill Lynch Growth Fund Class D—Amounts within this fund are invested in a diverse portfolio of equity securities of companies that have exhibited above-average growth rates in earnings.

Van Kampen American Value Fund—Amounts within this fund are invested in equity securities and interests of small-to-medium-size U.S. companies thought to be relatively undervalued.

Van Kampen Aggressive Growth Fund Class A—Amounts within this fund are invested in common stocks and other equity securities believed to have above-average potential for capital growth.

Davis New York Venture Fund Class A—Amounts within this fund are invested in equity securities of companies with market capitalizations of at least $250 million.

PMI GROUP, INC. SAVINGS AND PROFIT-SHARING PLAN

NOTES TO FINANCIAL STATEMENTS (MODIFIED CASH BASIS)—(Continued)

PMI Stock Fund—Amounts within this fund are invested in common stock of the Company.

Cash Account—Amounts within this account represent cash held temporarily until allocated to a fund.

Participant Accounts

Each participant’s account is credited with the participant’s and Company’s prescribed contributions and an allocation of Plan earnings. Allocations are based on participants’ contributions or account balances, as defined in the Plan. The maximum annual addition (participant contributions plus employer match and excluding any appreciation/depreciation on the account) to each participant’s account, as defined, may not exceed the lesser of 25% of the participant’s compensation for the year or $30,000.

Vesting

Employer contributions, employee contributions and Plan earnings are fully vested to all participant accounts at all times.

Participant Withdrawals

Withdrawals from the Plan are available upon hardship in accordance with Plan provisions. Upon termination of employment, a participant may elect to receive a lump-sum benefit. Upon attaining age 59½, participants may elect to receive either a lump-sum amount equal to their vested account balance or a portion paid in a lump sum with the remainder paid at a later date. At age 70½, if no amount has been previously paid out, a participant may be required to take a partial withdrawal in accordance with Plan provisions.

PMI GROUP, INC. SAVINGS AND PROFIT-SHARING PLAN

NOTES TO FINANCIAL STATEMENTS (MODIFIED CASH BASIS)—(Continued)

Plan Termination

In the event of Plan termination, the full value of all participants’ accounts would become fully vested and lump-sum distributions to participants would be made in accordance with the Plan. Although it has not expressed any intention to do so, the Company has the right under the Plan to suspend, terminate or completely discontinue contributions.

Participant Loans

The Plan allows participants to obtain loans in an amount not to exceed $50,000 or 50% of the participant’s vested accrued benefit under the Plan. As of December 31, 2001, 150 loans bear interest at rates that range from 6.0% to 10.5% and were outstanding with maturities through January 2006. These loans are being repaid over one year to five years at the prime interest rate in effect on the date the loan was obtained plus 1%. The loans are fully collateralized by the participants’ remaining vested account balance.

Plan Expenses

Plan expenses are paid by the Company.

2.    Summary of Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared on the modified cash basis. Transactions are primarily recorded upon receipt and disbursement of cash, except for investments which are stated at current market value. Certain revenues and the related assets are recognized when received rather than when earned, and certain expenses are recognized when paid rather than when the obligation is incurred. Accordingly, the accompanying financial statements are not intended to be a presentation in conformity with accounting principles generally accepted in the United States.

PMI GROUP, INC. SAVINGS AND PROFIT-SHARING PLAN

NOTES TO FINANCIAL STATEMENTS (MODIFIED CASH BASIS)—(Continued)

Investments Valuation

Investments in mutual funds are stated at fair values, which represent the net asset values of shares held by the Plan at year-end. Investment transactions are recorded on the settlement date. Participant loans are valued at their outstanding balances, which approximate fair value.

Cost of Securities Sold

The cost of mutual fund shares sold, as used to calculate realized gains and losses on disposition of mutual fund shares, is determined using the average-cost basis.

Payment of Benefits

Distributions to participants are recorded when paid.

Accounting Estimates

The preparation of financial statements in conformity with the modified-cash basis of accounting requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

3.    Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated March 23, 1999, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). Although the Plan has been amended since receiving the determination letter, the Plan Administrator and the Plan’s Tax Counsel believe that the Plan is designed and being operated in compliance with the applicable requirements of the IRC.

PMI GROUP, INC. SAVINGS AND PROFIT-SHARING PLAN

NOTES TO FINANCIAL STATEMENTS (MODIFIED CASH BASIS)—(Continued)

4.    Investments

During 2001, the Plan’s investments (including investments purchased, sold as well as held during the year) appreciated (depreciated) in fair value as determined by quoted market prices as follows:

Net Realized and Unrealized Appreciation (Depreciation) in Fair Value of Investments
Shares of mutual funds	$(3,632,703)
Shares of PMI stock fund	287,893

$(3,344,810)

The following schedule represents the number of units, value per unit, and fair value of the Plan’s investments:

As of December 31, 2001	Units	Value Per Unit	Fair Value*
Merrill Lynch Retirement Reserves	2,802,497.9582	$1.00	$2,802,498	**
Barclays International Equity Fund	68,557.5027	14.10	966,661
Barclays S&P Midcap Stock Fund	187,672.8979	37.58	7,052,748	**
Barclays S&P 500 Stock Fund	257,466.2477	45.36	11,678,669	**
Barclays Lifepath Income Fund	121,409.4481	16.49	2,002,042
Barclays Lifepath 2010 Fund	182,637.4520	18.91	3,453,674	**
Barclays Lifepath 2020 Fund	83,381.8343	20.11	1,676,809
Barclays Lifepath 2030 Fund	78,004.3831	21.12	1,647,452
Barclays Lifepath 2040 Fund	47,847.8176	22.33	1,068,442

PMI GROUP, INC. SAVINGS AND PROFIT-SHARING PLAN

NOTES TO FINANCIAL STATEMENTS (MODIFIED CASH BASIS)—(Continued)

As of December 31, 2001	Units	Value Per Unit	Fair Value*
Templeton Foreign Fund	75,663.8714	$9.25	$699,891
PIMCO Total Return Class A Fund	210,579.8001	10.46	2,202,665
Pilgrim Emerging Countries Fund	7,913.5146	13.83	109,444
Merrill Lynch Growth Fund Class D	113,297.2378	17.86	2,023,489
Van Kampen American Value Fund	16,814.5273	18.83	316,617
Van Kampen Aggressive Growth Fund Class A	75,279.2679	13.40	1,008,742
Davis New York Venture Fund Class A	26,571.8876	25.43	675,723
PMI Stock Fund	602,775.0397	21.82	13,152,551	**

*	Calculated amount may differ from reported amount due to rounding.
**	Investment that represents more than 5% of the Plan’s net assets as of December 31, 2001.

THE PMI GROUP, INC. SAVINGS AND PROFIT-SHARING PLAN

SCHEDULE H, LINE 4I—SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END
OF YEAR
Year ended December 31, 2001

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	Cost	Current Value
Merrill Lynch Retirement Reserves*	2,802,497.9582	$2,802,498	$2,802,498
Barclays International Equity Fund*	68,557.5027	1,215,431	966,661
Barclays S&P Midcap Stock Fund*	187,672.8979	7,063,609	7,052,748
Barclays S&P 500 Stock Fund*	257,466.2477	13,099,905	11,678,669
Barclays Lifepath Income Fund*	121,409.4481	1,944,585	2,002,042
Barclays Lifepath 2010 Fund*	182,637.4520	3,498,879	3,453,674
Barclays Lifepath 2020 Fund*	83,381.8343	1,783,152	1,676,809
Barclays Lifepath 2030 Fund*	78,004.3813	1,814,606	1,647,452
Barclays Lifepath 2040 Fund*	47,847.8176	1,207,323	1,068,442
Templeton Foreign Fund*	75,663.8714	763,214	699,891
PIMCO Total Return Class A Fund*	210,579.8001	2,204,027	2,202,665
Pilgrim Emerging Countries Fund*	7,913.5146	115,373	109,444
Merrill Lynch Growth Fund Class D*	113,297.2378	2,169,002	2,023,489
Van Kampen American Value Fund*	16,814.5273	318,281	316,617
Van Kampen Aggressive Growth Fund Class A*	75,279.2679	1,487,825	1,008,742
Davis New York Venture Fund Class A*	26,571.8876	723,886	675,723
PMI Stock Fund*	602,775.0397	12,843,803	13,152,551
Loans to participants (150 loans at 6.0% to 10.5%)	1,032,017.7300	—	1,032,018

Total investments			$53,570,135

*	Indicates party-in-interest to the Plan.